EXHIBIT 99.1

PRESS RELEASE

Contact:	John Simmons, VP & CFO
Stewart & Stevenson Services, Inc.
713-868-7700

FOR IMMEDIATE RELEASE

STEWART & STEVENSON SERVICES ANNOUNCES
PRELIMINARY FISCAL 2003 THIRD QUARTER RESULTS

Loss of $0.50 to $0.55 Expected on a GAAP Basis Including Special Charges
Continuing Operations Loss Before Special Charges Expected to be $0.19 to $0.24

HOUSTON – November 6, 2003 – Stewart & Stevenson Services, Inc. (NYSE: SVC) announced today that, for the fiscal third quarter ended November 1, 2003, the Company expects to report a net loss on a GAAP basis of $14.5 to $16.0 million or $0.50 to $0.55 per diluted share.  Included in the expected results are charges of approximately $9.0 million, net of tax, for costs associated with the exit of certain business activities in the Distributed Energy Solutions segment and the rationalization of assets and other restructuring actions and employee separation expenses in other segments.  Excluding these charges, expected results range from a loss of $5.5 to $7.0 million or $0.19 to $0.24 per diluted share.  The Company expects to release final results for the third quarter on December 3, 2003.

Max L. Lukens, Chairman and interim CEO, said, “The Company’s Distributed Energy Solutions segment incurred significant losses for the quarter on lower sales volume and higher operating costs.  The Company has taken action to deal with losses in this segment by deciding to exit the turnkey engineering, procurement and construction portion of that business where most of the historical losses in that segment have occurred.  Including costs associated with these actions, the portion of the quarterly loss attributable to the Distributed Energy Solutions segment is in the range of $0.45 per diluted share.”

Preliminary Segment Information

The Company’s Tactical Vehicle Systems segment continued to deliver consistent sales and operating margins in the third quarter.  The Power Products segment experienced relatively comparable levels of sales and operating losses as were reported in the second quarter.  Sales in this segment have been flat for the last five quarters and the Company expects to take significant realignment and cost reduction actions in the fourth quarter of this year.  The Airline Products segment continues to operate in an uncertain market and experienced lower sales in the third quarter as compared to the second quarter which resulted in this segment continuing to operate at below breakeven levels.  The Company took additional actions during the quarter to reduce operating costs and optimize working capital in this segment. The Petroleum Equipment segment also is experiencing some softness in the markets it serves and recorded lower sales in the third quarter than in the second quarter, which resulted in below breakeven results.  The Distributed Energy Solutions segment continued to experience losses and the Company has taken actions to exit the turnkey portion of that business.

Mr. Lukens added, “We recognize that returns in three of our four segments have been at unacceptable levels for some time and we are taking actions to restore them to profitability in the current market environment.  We are taking actions to address the losses in the Distributed Energy Solutions segment and are taking additional costs out of the Airline Products segment and have addressed the working capital employed in that business.  We are continuing to focus our efforts on the Power Products segment and expect to have additional actions to announce at our scheduled third quarter release and conference call in early December.  The actions we are taking are intended to position the Company for a return to profitability during 2004.”

Conference Call

Stewart & Stevenson Services has scheduled a conference call for tomorrow morning, November 7, at 10:00 a.m. eastern time to review this release.  Please dial 303-262-2130 and ask for the Stewart & Stevenson call at least 10 minutes prior to the start time or log onto the Company’s home page at http://www.ssss.com under the heading “In the Spotlight”, or on the Investor Relations web page.

A telephonic replay of the conference call will be available through Friday, November 14, 2003, and may be accessed by dialing 303-590-3000 and using pass code 559388. An audio archive will also be available on the Stewart & Stevenson website at www.ssss.com (on the home page under the heading “In the Spotlight” or on the Investor Relations page) shortly after the call and will be accessible for approximately 12 months on the Investor Relations page.

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, airline, marine, petroleum and transportation.  For more information on Stewart & Stevenson visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts,  risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to information technology,  risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters,  risks as to distributorships, risks as to licenses, and credit risks,  all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.